Exhibit 3.68

LIMITED PARTNERSHIP AGREEMENT

OF

WELLS REIT II – STERLING COMMERCE, LP

a Delaware limited partnership

Effective as of November 15, 2006

AGREEMENT OF

LIMITED PARTNERSHIP

OF

WELLS REIT II – STERLING COMMERCE, LP

THIS AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”), dated as of November 15, 2006, of Wells REIT II – Sterling Commerce, LP, a Delaware limited partnership (the “Partnership”), by and between Wells REIT II – Sterling Commerce, LLC, a Delaware limited liability company (registered to conduct business in the State of Texas as Wells REIT II – Sterling Commerce GP, LLC) (the “General Partner”), and Wells Operating Partnership II, L.P., a Delaware limited partnership (the “Limited Partner”). The General Partner and the Limited Partner are sometimes herein collectively referred to as the “Partners”.

Background

WHEREAS, the Partnership was formed in the State of Delaware on November 15, 2006 pursuant to that certain Certificate of Limited Partnership of Wells REIT II – Sterling Commerce, LP; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and other good and valuable consideration, the parties hereto agree as follows:

SECTION I

GENERAL PROVISIONS

1.01.    Existence and Filings. The Partners hereby agree to form the Partnership as a limited partnership under and pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware, as amended from time to time (the “Act”). This Agreement shall constitute the agreement of limited partnership among the Partners. The General Partner shall execute, deliver and file any and all certificates, documents and instruments, in each case with the Delaware Secretary of State or otherwise as appropriate, and shall make such other filings as may be required under the Act or the laws of any other jurisdiction in which the Partnership shall carry on its business. The Partners agree to execute such documents and to take such other action as may from time to time be deemed necessary or appropriate by the General Partner (a) under the laws of the State of Delaware with respect to the formation, operation and continued good standing of the Partnership as a limited partnership, and (b) under the laws of the State of Texas or the laws of any other jurisdiction to qualify to do business in such state or to otherwise carry on the business of the Partnership.

1.02.    Name. The business of the Partnership shall be conducted under the name of Wells REIT II – Sterling Commerce, LP.

1.03.    Term. The term (“Term”) of the Partnership shall commence as of the date of filing of the Certificate of Limited Partnership, and shall continue until the earlier of (a) December 31, 2056, or (b) the dissolution of the Partnership pursuant to the Act and the provisions of Section VIII. The existence of the Partnership as a separate legal entity shall continue until cancellation of the Certificate of Limited Partnership as required by the Act.

1.04.    Business Purpose. The purpose of the Partnership is to own, operate and maintain the real property known as the Sterling Commerce property located in Irving, TX (the “Property”) and activities incidental thereto and exercise all powers and engage in all activities necessary, customary, convenient or incidental to such purpose.

1.05.    Compliance.

(a)    Principal Place of Business. The principal place of business of the Partnership shall be located at 6200 The Corners Parkway, Norcross, Georgia 30092-3365, or at such other location as may hereafter be determined by the General Partner. The General Partner shall notify each other Partner in writing of any change in the principal place of business of the Partnership.

(b)    Office and Agent. The Partnership shall at all times maintain a registered agent and office in the State of Delaware. The registered office of the Partnership in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The Partnership’s registered agent for service of process in the State of Delaware is The Corporation Trust Company. The General Partner may change the Partnership’s registered office and/or registered agent from time to time as permitted under the Act. The General Partner shall notify each other Partner in writing of any change in the Partnership’s registered office and registered agent for service of process.

1.06.    Partners.

(a)    General Partner. Subject to the terms of this Agreement, the General Partner of the Partnership is Wells REIT II – Sterling Commerce, LLC (registered to conduct business in the State of Texas as Wells REIT II – Sterling Commerce GP, LLC). The General Partner was admitted as a general partner of the Limited Partnership upon execution of a counterpart signature page of this Agreement.

(b)    Limited Partner. The Limited Partner of the Partnership is Wells Operating Partnership II, L.P. The Limited Partner was admitted as a limited partner of the Partnership upon its execution of a counterpart signature page of this Agreement.

SECTION II

CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person or any Person who has a direct familial relationship, by blood, marriage or otherwise with the Company or any Affiliate of the Company.

“Agreement” means this Agreement of Limited Partnership, as the same may be amended, supplemented or modified from time to time.

“Capital Account” means a capital account maintained in accordance with the rules contained in Regulation § 1.704-1(b)(2) as maintained in accordance with the applicable rules under the Code and as set forth in Regulation § 1.704-1(b)(4), as amended from time to time.

“Capital Proceeds” means the proceeds received by the Partnership from a Capital Transaction.

“Capital Transaction” means the sale, exchange, financing, refinancing, condemnation, casualty or other disposition of all or substantially all of the assets or property owned by the Partnership.

“Code” means the Internal Revenue Code of 1986, as amended.

“Distributable Cash” means all cash, revenues and funds received by the Partnership from Partnership operations, including Capital Proceeds, plus any cash that becomes available from reserves, less the sum of the following to the extent paid or set aside by the Partnership: (i) all principal and interest payments on indebtedness of the Partnership and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Partnership’s business; (iii) any salaries, fees and other compensation payable to affiliates of any Partner as may be authorized hereunder; (iv) costs and expenses of any Capital Transaction, including real estate commissions and closing costs; and (v) such reserves as General Partner deems reasonably necessary or appropriate for the proper operation of the Partnership’s business.

“Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

“Event of Withdrawal” means, with respect to any Partner, the death, incapacity, bankruptcy, liquidation, dissolution, reorganization, merger, sale of substantially all the stock or assets or other change in ownership or nature, expulsion or withdrawal of such Partner.

“General Partner” means Wells REIT II – Sterling Commerce, LLC (registered to conduct business in the State of Texas as Wells REIT II – Sterling Commerce GP, LLC), in its capacity as general partner of the Partnership, and any other person admitted as a general partner of the Partnership, in such person’s capacity as a general partner of the Partnership.

“Limited Partner” means Wells Operating Partnership II, L.P., and any other person admitted as a limited partner of the Partnership, each in such person’s capacity as a limited partner of the Partnership.

“Partners” means the General Partner and the Limited Partner initially and hereinafter shall include any other person admitted as a partner of the Partnership in accordance with this Agreement, each in such person’s capacity as a partner of the Partnership, for so long as such person is a Partner under the terms of this Agreement.

“Partnership” means Wells REIT II – Sterling Commerce, LP, a Delaware limited partnership.

“Percentage Interest” means, with respect to each Partner, the percentage set forth below:

General Partner	.1%

Limited Partner	99.9%

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Profit or Loss” means for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss (as the case may be) for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss).

SECTION III

CAPITAL CONTRIBUTIONS

3.01.    Capital Contributions.

(a)    The Partners’ initial capital contributions at the time of becoming Partners are set forth in the books and records of the Partnership.

(b)    No Partner shall have any personal liability with respect to the return of any capital contributions made to the Partnership. No Partner shall have the right to withdraw any part of its capital contributions, or receive any distribution of its partnership interest or any interest thereon, except as specifically provided in this Agreement. Except as specifically provided in this Agreement, no time has been agreed upon for the return of any Partner’s capital contributions.

(c)    No Limited Partner shall be required to make any additional capital contributions to the Partnership, and no Limited Partner shall be liable for any debts of the Partnership. No Limited Partner shall be required to restore any negative balance in its Capital Account.

3.02.    Capital Accounts. A Capital Account shall be maintained for each Partner. Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account of any Partner, the Capital Account of such Partner shall be determined after giving effect to all allocations pursuant to Section IV and all contributions and distributions made prior to the time as of which such determination is to be made.

SECTION IV

DISTRIBUTIONS AND ALLOCATIONS

4.01.    Allocation of Taxable Income or Taxable Loss. The General Partner is an “eligible entity” having the Limited Partner as its sole owner and, accordingly, is intended to be treated as a disregarded entity under the Code pursuant to the provisions of Regulation § 301.7701-3(b). In addition, the Partnership is an “eligible entity” having a single owner for tax purposes and, accordingly, is intended to be treated as a disregarded entity under the Code pursuant to the provisions of Regulation § 301.7701-3(b). All Profits and Losses of the Partnership shall be allocated to the Partners in accordance with their respective Percentage Interests, which Partners are treated as the same taxpayer for tax purposes.

4.02.    Distributions. All distributions of cash or other property shall be made to the Partners, at any time and from time to time in the discretion of the General Partner.

SECTION V

MANAGEMENT DECISIONS AND RELATED MATTERS

5.01.    Management.

(a)    Subject to Section 5.03, the business, affairs and assets of the Partnership shall be managed, arranged and caused to be coordinated by the General Partner, who shall have full, exclusive and complete discretion with respect thereto. Subject to and in accordance with the provisions of this Agreement, the General Partner shall have all necessary and appropriate powers to carry out the purposes of the Partnership set forth in Section 1.04 hereof and the power to appoint officers of the Partnership and delegate to such officers the power to perform any of the acts that the General Partner is authorized to perform including, without limitation, the power to execute and deliver documents on behalf of the Partnership, without needing the consent or approval of any other Partner. The General Partner shall exercise its authority as such in its capacity as a Partner of the Partnership.

Unless authorized in writing to do so by this Agreement or by the General Partner, no attorney-in-fact, employee or other agent of the Partnership shall have any power or authority to bind the Partnership in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Partner (other than the General Partner) shall have any power or authority to bind the Partnership unless the Partner has been authorized in writing by the General Partner to act as an agent of the Partnership in accordance with the previous sentence.

5.02.    Liability and Indemnification of Partners.

(a)    To the fullest extent permitted by law, no Partner shall have any liability to the Partnership or to any other Partner for any loss suffered by the Partnership or any other Partner which arises out of any action or inaction of such Partner if such course of conduct did not constitute criminal conduct, willful misconduct, fraud or gross negligence of such Partner. To the fullest extent permitted by law, in no event shall any affiliate of any Partner (other than any affiliate which is a Partner itself) nor any of such affiliate’s officers, directors, members, managers, shareholders, employees or agents have any liability to the Partnership, any Partner or any other person for any loss suffered by the Partnership, any Partner or such other person. Nothing contained in this Section 5.02(a) shall limit, restrict or otherwise affect the rights or obligations of a Partner, or any of its affiliates under this Agreement or any other agreement to which it is a party.

(b)    The Partnership shall, to the fullest extent permitted by law, indemnify, defend and hold harmless each Partner and/or its affiliates, any of their respective officers, directors, partners, members, managers, shareholders, employees or agents (each, an “Indemnitee”) from and against any and all claims or liabilities of any nature whatsoever arising out of the business of the Partnership, including, without limitation, reasonable attorneys’ fees and disbursements arising out of or in connection with any action taken or omitted by it pursuant to the authority granted by this Agreement; provided, however, that no indemnification may be made to or on behalf of any Indemnitee if a judgment or final adjudication adverse to such Indemnitee, and which is not subject to further appeal, establishes that such Indemnitee’s acts constituted criminal conduct, willful misconduct, fraud or gross negligence.

(c)    Notwithstanding any other provision herein to the contrary, the liability of the Limited Partners under this Agreement shall be limited to each Limited Partner’s respective Partnership Interest in the Partnership. No direct or indirect partner, shareholder, member or manager in or of any Limited Partner (and no officer, director, member, manager, employee or agent of such direct or indirect partner, shareholder, member or manager) shall have any personal liability under this Agreement.

5.03    Indemnification of General Partner, Officers, Employees and Other Agents. The Partnership shall indemnify the General Partner and make advances for expenses incurred by the General Partner to the maximum extent permitted under the Delaware Act. The Partnership shall further indemnify its officers, employees and other agents to the fullest extent permitted by law, provided that such indemnification in any given situation is approved by the Limited Partner.

SECTION VI

BOOKS, RECORDS AND BANK ACCOUNTS

6.01.    Maintenance of Accounts. The General Partner, at the expense of the Partnership, shall maintain and prepare all accounts required under this Agreement on a federal income tax basis. Complete and accurate books, records and accounts shall be kept and maintained for the Partnership by the General Partner at the principal place of business of the Partnership at the expense of the Partnership. Each Partner shall at all reasonable times have access to, and may inspect and make copies of, such books, records and accounts.

6.02.    Preparation of Tax Returns; Tax Audits.

(a)    The General Partner shall, at the expense of the Partnership, furnish to each Partner by March 31 in each year during the term of this Partnership, sufficient information to permit such Partner to prepare its tax returns with respect to the prior fiscal year.

(b)    The General Partner shall provide an accounting firm selected by the General Partner with all information available to the General Partner required to complete the Partnership’s annual audited financial statements and the Partnership’s tax returns within one hundred and twenty (120) days after the end of its fiscal year.

6.03.    Bank Accounts. All receipts, funds and income of the Partnership shall be deposited in the name of the Partnership in such bank account or accounts of a commercial bank, savings and loan association or other financial institution as the General Partner from time to time shall determine. Withdrawals from said banks shall be made on the signature of such persons designated by the General Partner, and there shall be no commingling of the moneys and funds of the Partnership with moneys and funds of any other person.

6.04.    Tax Elections.

(a)    The General Partner shall at all times constitute, and have full powers and responsibilities as, the “tax matters partner” of the Partnership for purposes of Section 6241(a)(7) of the Code. At the General Partner’s sole discretion, the General Partner may cause the Partnership to make or refrain from making any and all elections permitted by the Code and the regulations promulgated thereunder and any other tax election including, without limitation, elections relating to methods of depreciation.

(b)    The General Partner shall have full authority to extend the statute of limitations and to control any tax audit or other proceeding on behalf of the Partnership, and the other Partners shall be bound by any settlements entered into by the General Partner with any governmental authority pertaining to taxes. All expenses (a) incurred in connection with any audit, investigation, settlement or review of the Partnership and (b) of the General Partner in connection with its service as tax matters partner shall be borne by the Partnership.

SECTION VII

TRANSFER; REMOVAL OF GENERAL PARTNER

7.01.    Transfer. The Limited Partner’s interest in the Partnership shall be transferable in whole or in part with the approval of the General Partner, and the assignee shall be admitted as a Limited Partner and admitted to all of the rights of the Limited Partner who assigned such interest.

7.02    Removal of General Partner.

(a)    The General Partner may be removed as a general partner of the Partnership by the vote of Partners holding at least a majority of Percentage Interests, in which event the Limited Partners shall have the right to appoint a replacement General Partner.

(b)    Upon any removal of the General Partner as herein provided, the removed General Partner’s future liability, obligations, and duties as a general partner of the Partnership shall immediately cease, and the Partnership shall, to the fullest extent permitted by law, indemnify and hold the removed General Partner harmless from and against any and all losses, costs, claims, and damages arising from or relating to any action or omissions of the Partnership from and after such removal of the General Partner.

(c)    Notwithstanding any other provision of this Agreement, the occurrence of the bankruptcy, liquidation, dissolution, reorganization, merger, sale of substantially all the stock or assets or other change in ownership or nature of the General Partner shall not cause the General Partner to cease to be a general partner of the Partnership and upon the occurrence of such an event, the Partnership shall continue without dissolution.

SECTION VIII

DISSOLUTION AND TERMINATION

8.01.    Events of Dissolution.

(a)     The Limited Partnership shall continue until the earliest to occur of:

(i)    the entry of a judicial decree dissolving the Partnership;

(ii)    at any time there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act;

(iii)    any “Event of Withdrawal” of the General Partner under the Act, provided that the Partnership shall not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after the occurrence of such event, a majority in interest of the limited partners agree in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership;

(iv)    the date on which all of the real property acquired by the Partnership is sold or otherwise disposed of; or

(v)    the date on which the Partnership is voluntarily dissolved by the agreement of the Partners as provided herein.

(b)    The bankruptcy, death, disability or declaration of incompetence of a Limited Partner shall not, in and of itself, dissolve the Partnership, but the rights of a Limited Partner to share in the profits and losses of the Partnership and to receive distributions of Partnership funds shall, on the happening of such an event, devolve upon the Limited Partner’s personal representative (as defined in the Act), subject to this Agreement, and the Partnership shall continue as a limited partnership. The Limited Partner’s personal representative shall be liable for all of the obligations of the Limited Partner. In no event shall the personal representative become a substituted limited partner, except in accordance with this Agreement.

(c)    Notwithstanding any provision of this Agreement, upon the occurrence of any event that results in any general partner ceasing to be a general partner of the Partnership under the Act, to the fullest extent permitted by law, if at the time of the occurrence of such event there is at least one remaining general partner of the Partnership, such remaining general partner is authorized to and, to the fullest extent permitted by law, shall carry on the business of the Partnership.

To the extent provided by law, the Partnership shall not be dissolved as a result of any event that would result in the dissolution of the Partnership under the Delaware Act.

8.02.    Winding-Up, Liquidation and Distribution of Assets.

(a)    Upon dissolution of the Partnership, an accounting shall be made of the accounts of the Partnership and of the Partnership’s assets, liabilities and operations, from the date of the immediately preceding accounting until the date of dissolution. The General Partner shall immediately proceed to wind up the affairs of the Partnership.

(b)    If the Partnership is dissolved and its affairs are to be wound up, the General Partner shall:

(i)    sell or otherwise liquidate all of the Partnership’s assets as promptly as practicable;

(ii)    allocate any Profit or Loss resulting from such sales to the Partners’ Capital Account;

(iii)    satisfy (whether by payment or the making of reasonable provision for the payment thereof) all liabilities of the Partnership according to their terms, including, without limitation, liabilities to Partners who are creditors, to the extent otherwise permitted by law, other than liabilities to Partners for distributions, including establishing such reserves as may be reasonably necessary to provide for contingent liabilities of the Partnership; and

(iv)    distribute the remaining assets to the Partners.

(c)    The General Partner shall comply with any applicable requirements of applicable law pertaining to the winding-up of the affairs of the Partnership and the final distribution of its assets.

8.03.    Certificate of Cancellation. When all debts, liabilities and obligations of the Partnership have been paid and discharged or adequate provisions have been made therefor and all remaining assets of the Partnership have been distributed, the Certificate of Cancellation as required by the Act shall be executed and filed by the General Partner with the Delaware Secretary of State.

8.04.    Effect of Filing of Certificate of Cancellation. Upon the filing of the Certificate of Cancellation with the Delaware Secretary of State, the existence of the Partnership shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. The General Partner shall have the authority to distribute any Partnership property discovered after dissolution, to convey real estate and to take such other action as may be necessary on behalf of and in the name of the Partnership.

8.05.    Return of Contribution Nonrecourse to Other Partners. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions. If the Partnership property remaining after the payment or discharge of the debts and liabilities of the Partnership is insufficient to return the Capital Contributions of one or more Partners, such Partner or Partners shall have no recourse against any other Partner.

SECTION IX

MISCELLANEOUS

9.01.    Notices. Any and all notices, requests, consents, waivers or demands permitted or required to be made under this Agreement shall be in writing, signed by the Partner giving such notice, request, consent, waiver or demand and shall be delivered (i) personally, (ii) by overnight mail, or (iii) by registered or certified mail, return receipt requested. All such notices, requests, consents, waivers or demands shall be deemed delivered, (a) on the first business day on or after the date of the personal delivery, (b) on the first business day on or after the date of the signed receipt for certified or registered mail, or (c) on the next business day for overnight mail. Notices directed to a Partner shall be delivered to the parties at the address as set forth below, or at such other address as may be supplied by written notice given in conformity with the terms of this Section 9.01:

If to the General Partner, to:

Wells REIT II – Sterling Commerce, LLC

6200 The Corners Parkway

Norcross, Georgia 30092-3365

If to the Limited Partner, to:

Wells Operating Partnership II, L.P.

6200 The Corners Parkway

Norcross, Georgia 30092-3365

9.02    Securities Law Restrictions. The interests described in this Agreement have not been registered under the Securities Act of 1933, as amended, or under the securities laws of the State of Delaware or any other jurisdiction. Consequently, these partnership interests may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of except in accordance with the provisions of such laws and this Agreement. By executing this Agreement, each Partner represents and acknowledges that it is acquiring its interest for investment purposes only and without a view to distribution.

9.03    Successors and Assigns. This Agreement and each and every provision hereof shall be binding upon and shall inure to the benefit of the Partners, their respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any Partner, whether such successor acquires such interest by way of gift, purchase, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.

9.04.    Governing Law; Choice of Forum. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of Delaware, without reference to the rules regarding conflict or choice of laws of such State.

9.05.    No Waiver. The failure of any Partner to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Partner’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

9.06.    Entire Agreement. This Agreement together with the Exhibits and Schedules hereto represents the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, writings or understandings between the parties with respect to the subject matter hereof. Except as otherwise expressly provided herein, no amendment or modification to this Agreement shall be binding unless same shall be in writing and signed by the person against whom enforcement is sought.

9.07.    Captions. Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

9.09.    Counterparts. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the Partners and the Partnership notwithstanding that all the Partners and the Partnership have not signed the same counterpart.

9.10.    Waivers. Except as otherwise expressly provided herein, each Partner irrevocably waives, to the fullest extent permitted by law, during the term of the Partnership any right that it may have:

(a)	To cause Partnership or any of its assets to be partitioned;

(b)	To cause the appointment of a receiver for all or any portion of the assets of the Partnership;

(c)	To compel any sale of all or any portion of the assets of the Partnership pursuant to applicable law; or

(d)	To file a complaint, or to institute any proceeding at law or in equity, or to cause the termination, dissolution or liquidation of the Partnership.

9.11.    Further Assurances. Each party covenants and agrees that it will at any time and from time to time do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, documents and instruments as may reasonably be required by the parties hereto in order to carry out and effectuate fully the transactions herein contemplated in accordance with this Agreement; provided, however, no party shall be obligated to provide any further assurance that would materially increase the liabilities or obligations of such party hereunder or materially reduce the rights and benefits of such party hereunder.

9.12.    Right to Specific Performance. The failure or refusal by a Partner to comply with any or all of the provisions of this Agreement shall entitle the other Partners to specific performance of the terms, covenants and conditions of this Agreement or any part hereof in addition to any and all other remedies available to such Partners at law or in equity.

9.13    Relationship of Parties. The relationships between the parties hereto shall be that of a limited partnership, for the sole and limited purpose of carrying on the business of the Partnership. Except insofar as otherwise provided for in this Agreement, nothing herein shall be deemed to create an agency, partnership, limited liability company or other agreement, understanding or arrangement between the Partners for the carrying on of business outside the scope of this Agreement, nor shall any Partner have the ability to act as agent for any other Partner.

9.14    No Third Party Rights. Except as may be expressly provided herein or in the Act, this Agreement is for the sole benefit of the Partners and their respective permitted successors and assignees, and shall not confer directly, indirectly, contingently, or otherwise, any rights or benefits on any person or party other than Partners and their permitted successors and assigns.

(Signatures Commence on the Following Page)

IN WITNESS WHEREOF, the parties hereto have hereby executed this Agreement of Limited Partnership of Wells REIT II – Sterling Commerce, LP as of the date first above written.

GENERAL PARTNER:

WELLS REIT II – STERLING COMMERCE, LLC (registered to conduct business in the State of Texas as Wells REIT II – Sterling Commerce GP, LLC)

By:	Wells Operating Partnership II, L.P., a Delaware limited partnership, its sole member

	By:	Wells Real Estate Investment Trust II, Inc., a Maryland corporation, its general partner

		By:	/s/ Douglas P. Williams
		Name:	Douglas P. Williams
		Title:	Executive Vice President

LIMITED PARTNER:

WELLS OPERATING PARTNERSHIP II, L.P., a Delaware limited partnership

By:	Wells Real Estate Investment Trust II, Inc., a Maryland corporation, its general partner

	By:	/s/ Douglas P. Williams
	Name:	Douglas P. Williams
	Title:	Executive Vice President